Exhibit 99.1

David Buckley	Dennis Shogren	Dan Matsui/Gene Heller
Chief Executive Officer	Chief Financial Officer	Silverman Heller Associates
(951) 943-8889	(951) 943-8800	(310) 208-2550

MODTECH HOLDINGS INC.

REPORTS THIRD-QUARTER, NINE-MONTH 2004 RESULTS

New Management Realigning/Restructuring Business, Operations, Finances;

One-Time Charges Impact Results

Perris, California—November 3, 2004—Modtech Holdings, Inc. (Nasdaq: MODT) reported financial results for third quarter and nine months ended September 30, 2004.

Revenues for the quarter were $55.9 million, compared to $50.7 million for third-quarter 2003 spurred by incremental growth outside of the California classroom market. Cost of sales rose to $59.0 million, from $44.7 million last year, due to several factors, the majority of which were one-time events related to new management’s first quarter of implementing its restructuring plan. Of the $14 million increase in cost of sales, approximately $8 million was due to one-time adjustments on underbid jobs, project-cost overruns, adjustments for rising steel and lumber prices, valuation adjustments on buildings returned for replacement on a specific project, write-down of obsolete inventory and subcontractor-dispute settlements.

There were $4.5 million of general and administrative expenses due primarily to the cost of management changes, professional fees, and a reserve for bad debts. Operating loss for the quarter was $9.3 million compared to operating income of $4.2 million for third-quarter 2003. Net loss for the quarter, which included a tax benefit of $4.1 million, was $5.6 million, or 41 cents loss per share, compared to net income of $2.2 million, or 15 cents per share, for third-quarter 2003.

Nine-month revenues were $140.0 million, compared to $136.7 million for the same period in 2003, again driven by incremental growth outside of California classrooms. Cost of sales increased to $139.7 million from $121.7 million for nine-months 2003. Operating expenses rose to $11.0 million from $5.8 million for nine months a year ago due to higher G&A expenses due largely to the one-time expenses in third-quarter listed earlier. Operating loss was $9.9 million, compared to operating income of $9.2 million for the nine-month period in 2003. Net loss for nine months, including a tax benefit of $4.8 million, was $6.6 million, or 48 cents loss per share, compared to net income of $4.7 million, or 33 cents per share, in 2003.

Total backlog at quarter-end stood at $149 million compared to $105 million a year ago. California classroom backlog accounts for $130 million. Backlog of commercial orders rose to $19 million from $11 million a year ago.

Modtech President and Chief Executive David Buckley commented: “This quarter’s growth in backlog and revenues, compared to last year, clearly reflect continued and growing demand for Modtech™ modular solutions. Orders for commercial buildings increased during the quarter and nine months. In addition, we began identifying and pursuing market and product opportunities that indicate potential new sources of sales growth.

“We also began to address internal operating issues as well as organizational and structural issues that we anticipate will enable Modtech to better realize significant benefits from the continued strength of the modular manufacturing and construction markets,” Buckley continued. “Realizable gross profits from the bookings in the past three to four months have increased due to improved understanding of our cost structure, market dynamics and improved customer relationships. In addition, positive changes in working relations and communications between our estimating, engineering, and project management teams give us more confidence that we will realize these improvements in margin.

“During the past two months, our new leadership team began making needed changes, and we are already seeing positive results” stated Buckley. “For example, we have aligned the Company’s operations regionally, based on production locales, and assigned profit and loss responsibility to each region’s general manager. We feel this will allow Modtech to respond much more effectively to the customer’s needs, reduce bureaucratic costs and delays, and thereby encourage sales and profit growth.

“Another area of concentration is the control of manufacturing and supply chain costs” Buckley added. “The overriding objective is to reduce and control costs at all levels and improve Modtech’s general operating efficiency.

“We feel the basic premise of our strategy—realign operations consistent with our customer’s requirements, assign responsibility for those operations, and establish accountability for results—can move Modtech quickly and effectively toward achieving higher revenues and a rapid return to profit growth” said Buckley.

Dennis Shogren, Modtech’s chief financial officer, remarked: “In addition to operational and cultural changes, we have also implemented several control points and responsibility changes that will eliminate cost overruns as discussed above. Clear lines of responsibility, approval levels, and consistent project reviews will improve the control environment and mechanisms for the business.

“Of the nearly $12 million in one-time events attributable to the third quarter, many of the costs were related to early identification of project issues, inventory valuations, and material cost overruns. In addition, one-time costs because of management changes totaled $2.1 million”. “Another $1.0 million was for one-time professional fees for compliance related issues, including Sarbanes-Oxley 404 compliance, plus an increase in our debt reserves of $0.5 million.” “Again, these costs are expected to be non-recurring, as we instituted appropriate operational and organizational controls during the quarter.

Shogren added “As for future bottom-line growth, of the total $149 million backlog, $104 million has been booked over the last six to eight months and carries improved margins due to the recent improvements in our internal processes. As we continue to add projects to backlog, we expect to see further and substantial improvement in profitability.

“The company’s cash position for the quarter was impacted by these extraordinary expenses, but due to their one-time nature, we expect to return to positive cash flow from operations in the fourth-quarter and in subsequent periods,” Shogren said. “At quarter end, working capital was approximately $11 million, with all of the remaining term-debt classified as current. During the 3rd quarter we drew $3 million from our revolving credit line as a result of the one-time items.

“We anticipate improved financial results beginning in the fourth quarter and significant growth in 2005 for both top-line and operating income”, stated Shogren. “We expect sales of $220 million and operating income of nearly $12 million for 2005. As the changes in structure and culture take hold throughout 2005 we expect the momentum to build with significantly stronger results in 2006. We will continue to assess our operations and financial structure so that we can quickly adapt to changing customer and market needs.”

During the teleconference scheduled today at 1:30 p.m. Pacific (see information below), Modtech Holdings management will provide further information about the Company’s operations, financial, and business and growth strategies.

Any investor or interested individual can listen to the teleconference, which is scheduled to begin at 1:30 p.m. PST (4:30 p.m. EST) on November 3. To participate in the teleconference, please call toll-free 877-523-2171 (or 706-634-1478 for international callers) approximately 10 minutes prior to the above start time. You may also listen to the teleconference live via the Internet at www.FullDisclosure.com. For those unable to attend, this website will host an archive of the call. A telephone playback will be available for 48 hours beginning at approximately 3 p.m. PST on November 3. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 1955214.

About Modtech Holdings, Inc.

Modtech™ is a leading national designer and manufacturer of modular buildings, both permanent and relocatable. In the school industry, the Company has advanced typical modular building technology to greater dimensions of flexibility and architectural integrity. Modtech™ has substantial product and geographic diversification throughout the southwestern states and a growing presence in Florida and Texas. Modtech’s commercial and industrial buildings are sold to a diverse end-user market and may be leased through national, regional, and local dealers. The Company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

Some statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Refer to the Company’s filings with the Securities and Exchange Commission for further discussion of such factors. The forward-looking statements are made as of the date of this press release and the Company assumes no obligation to update such statements.

[Financial data next pages]

MODTECH HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$2,353,000	$1,122,000
Contracts receivable, net, including costs in excess of billings of $9,535,000 and $17,760,000 in 2003 and 2004, respectively	58,840,000	36,960,000
Inventories	14,665,000	6,841,000
Due from affiliates	—	1,867,000
Deferred tax assets	2,875,000	2,875,000
Other current assets	1,697,000	3,752,000

Total current assets	80,430,000	53,417,000

Property and equipment, net	15,715,000	17,397,000

Other assets
Goodwill, net	71,903,000	71,903,000
Covenants not to compete, net	35,000	58,000
Debt issuance costs, net	724,000	969,000
Deferred tax asset – non-current		111,000
Other assets	1,374,000	1,191,000

Total assets	$170,292,000	$145,046,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$35,884,000	$14,720,000
Billings in excess of costs	4,982,000	3,817,000
Current revolving credit line	22,900,000	7,400,000
Current maturities of long-term debt	5,750,000	6,000,000

Total current liabilities	69,516,000	31,937,000

Long-term debt, excluding current portion	—	6,000,000

Total liabilities	69,516,000	37,937,000

Shareholders’ Equity:
Common stock, $.01 par. Authorized 25,000,000 shares; issued and outstanding 13,726,664 and 13,850,855 in 2003 and 2004, respectively	139,000	137,000
Additional paid-in capital	79,729,000	79,262,000
Retained earnings	20,908,000	27,710,000

Total shareholders’ equity	100,776,000	107,109,000

	$170,292,000	$145,046,000

MODTECH HOLDINGS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales	$55,950,000	$50,729,000	$139,987,000	$136,727,000
Cost of goods sold	58,973,000	44,719,000	139,694,000	121,731,000

Gross profit (loss)	(3,023,000)	6,010,000	293,000	14,996,000

Selling, general, and administrative expenses	6,383,000	1,847,000	10,969,000	5,757,000
Covenant amortization	6,000	6,000	23,000	69,000
Gain on sale of PP&E	(137,000)	—	(757,000)	—

Income (loss) from operations	(9,275,000)	4,157,000	(9,942,000)	9,170,000

Other income (expense):
Interest expense, net	(464,000)	(387,000)	(1,448,000)	(1,090,000)
Other, net	7,000	7,000	43,000	21,000

	(448,000)	(380,000)	(1,405,000)	(1,069,000)

Income (loss) before income taxes	(9,723,000)	3,777,000	(11,347,000)	(8,102,000)

Income tax expense (benefit)	(4,084,000)	1,586,000	(4,766,000)	3,403,000

Net income (loss)	(5,639,000)	2,191,000	(6,581,000)	4,699,000

Series A Preferred stock dividend	—	—	—	7,000

Net income (loss) applicable for common stockholders	$(5,639,000)	$2,191,000	$(6,581,000)	$4,692,000

Basic earnings (loss) per common share	$(0.41)	$0.16	$(0.48)	$0.34

Basic weighted-average shares outstanding	13,851,000	13,727,000	13,812,000	13,674,000

Diluted earnings (loss) per common share	$(0.41)	$0.15	$(0.48)	$0.33

Diluted weighted-average shares outstanding	13,851,000	14,261,000	13,812,000	14,285,000